Exhibit 99.1
Contact:
Deborah S. Lorenz
Senior Director
Investor Relations and Corporate Communications
Molecular Insight Pharmaceuticals, Inc.
(617) 871-6667
dlorenz@molecularinsight.com
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2009
Financial and Operational Results
— Azedra™ Program Advances into Pivotal Phase 2 Clinical Trial —
— Limber Elected Non-Executive Chairman of Board —
— Abdalian Appointed VP of Finance, CFO —
— Conference Call at 9:00 a.m. Eastern Time —
Cambridge, MA, August 10, 2009 — Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) today announced the financial results for the second quarter ended June 30, 2009. In a conference call scheduled for today at 9:00 a.m., Eastern Time, the Company will discuss these financial results in detail and provide an update on the progress of its clinical programs.
Financial Highlights of the Second Quarter 2009
Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008 For the second quarter 2009, the Company reported a net loss of ($16.6) million or ($0.66) per share on a basic and diluted basis, compared to a net loss of ($21.0) million, or ($0.84) per share on a basic and diluted basis in the second quarter of 2008. Total revenue for the second quarter of 2009 and for the second quarter of 2008 was $0.1 million. This revenue is representative of various Research and Development grants and the timing of grant-related activities.
Operating expenses for the second quarter reflected a 28% decrease from the same period of the previous year. Research and Development expenses, which represent 60% of total operating expenses in the second quarter of 2009, were $7.1 million as compared to $10.1 million for the same period last year. Key components of this decrease were: the completion of the Zemiva™ Phase 2 trial, reduced activity costs for Onalta™ and Solazed™ and reduction in non-core development expenditures. These decreases were offset by an increase in spending for preclinical trials for Trofex™ and manufacturing preparation costs for the commercial supply and manufacture of Azedra.
Operating expenses also reflected a 26% decrease in general and administrative (“G&A”) expenses. G&A expenses were $4.7 million for the second quarter of 2009, compared to $6.4 million in the second quarter of 2008. This decrease, which is indicative of the cost-cutting initiatives put in place at the end of 2008, is due primarily to a reduction in costs associated with legal fees, the use of consultants, and a workforce reduction. The reduction in expenses has had no negative effect on the implementation of core development programs.
Other expense (net) was $5.0 million for the three months ended June 30, 2009, as compared to $4.7 million for the same three-month period in 2008. The increase in other expense (net) was due primarily to lower yields on our investments offset by a decrease in interest expense for the second quarter of 2009 when compared to the second quarter of 2008.

Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2009 Financial and Operational Results

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008
For the six months ended June 30, 2009, the Company reported a net loss of ($31.9) million or ($1.27) per share on a basic and diluted basis, compared to a net loss of ($40.8) million, or ($1.63) per share on a basic and diluted basis in the first six months of 2008. Total revenue for the six months ended June 30, 2009 was approximately $0.3 million compared to total revenue of approximately $0.2 million in the first six months of 2008. The Company received funding under various Research and Development grants. This increase in revenue for the first six months of 2009 is due primarily to the receipt of three new grants in late 2008 and the timing of grant-related activities.
Operating expenses for the six months ended June 30, 2009 reflected a 30% decrease from the same period of the previous year. Research and Development expenses, which represent 59% of total operating expenses in the six-month period in 2009, were $13.1 million as compared to $20.1 million for the same period last year. Key components of this decrease were: the completion of the Zemiva Phase 2 trial, reduced activity costs for Solazed and reduction in non-core development expenditures. These decreases were offset by an increase in spending for preclinical trials for Trofex and manufacturing preparation costs for the commercial supply and manufacture of Azedra. Operating expenses also reflected a 21% decrease in G&A expenses. G&A expenses were $9.1 million for the six-month period in 2009, compared to $11.5 million in the six-month period in 2008. This decrease, which is indicative of the cost-cutting initiatives put in place at the end of 2008, is due primarily to a reduction in costs associated with legal fees, the use of consultants, and a workforce reduction. The reduction in expenses has had no negative effect on the implementation of core development programs. Other expense (net) was $10.0 million for the six months ended June 30, 2009, as compared to $9.3 million of other expense for the same six-month period in 2008.
The increase in other expense (net) was due primarily to lower yields on our investments offset by a decrease in interest expense for the six months ended June 30, 2009 when compared to the same period in the prior year.
At June 30, 2009 the Company had approximately $82.4 million in cash, cash equivalents, and short-term investments which are invested in U.S. Treasury securities. Further, as of June 30, 2009, there were 25,241,411 shares of common stock outstanding.
Four Molecular Insight Programs in Pivotal Trials
“Today, Molecular Insight has four clinical programs in pivotal stages of development and there was progress throughout the product pipeline during the second quarter,” said Daniel L. Peters, President and Chief Executive Officer. “The Company is conducting Azedra pivotal trials for both adult pheochromocytoma and pediatric neuroblastoma neuroendocrine tumor indications. Molecular Insight is pursuing a Special Protocal Assessment (SPA) from the Federal Drug Administration (FDA) for a pivotal Phase 2 neuroblastoma trial. Having received the European Medicines Agency approval of our protocol, an Onalta Phase 3 pivotal trial in carcinoid patients can be initiated.”
Azedra Advances to Phase 2 Clinical Trial
In March, Molecular Insight received a Special Protocol Assessment letter from FDA approving the design of the pivotal Phase 2 trial for registration of Azedra (UltratraceTM Iobenguane I 131). If successful, this promising candidate would be the first anti-cancer therapy in the United States indicated for the treatment of pheochromocytoma, a type of neuroendocrine cancer. For patients with this malignant disease, for whom surgery is not an option, the five-year survival rate is less than 50%.
The Azedra trial IB-12B will be conducted in 58 adults (evaluable) with pheochromocytoma, with an expected enrollment of about 75. Pheochromocytoma tumors cause excess release of the hormones epinephrine and norepinephrine, producing adverse and often severe effects on a patient’s heart rate and blood pressure. The primary endpoint of the study will be Azedra’s ability to reduce the need for anti-hypertensive medications required to treat the elevated blood pressure often seen as a key sign of

Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2009 Financial and Operational Results

the cancer. Secondary endpoints include measurement of complete elimination or regression of tumors and improvement in quality of life, especially as a result of pain reduction. This trial is being conducted at centers in the United States and ultimately will include sites in Western Europe.
Separately, the Company announced that it has contracted with MDS Nordion to manufacture Azedra for late-stage trials and for potential commercial use. A section of MDS Nordion’s existing Ottawa facility will be dedicated to the manufacture of Azedra and designed to comply with FDA and European Medicines Agency requirements for the aseptic manufacture of radiopharmaceuticals.
Phase 3 Protocol Discussions Underway
On August 3, 2009, Molecular Insight met with the FDA to discuss a revised protocol for a Zemiva Phase 3 trial. At this meeting, the FDA continued to indicate that a single Phase 3 trial, with robust results, would be sufficient to support Zemiva’s registration. In line with earlier discussions, the Company and the FDA came to general agreement on the Phase 3 protocol. At the meeting’s conclusion, the FDA recommended that the Company proceed with submission of a request for Special Protocol Assessment (SPA) in order to document the formal agreement.
Trofex Focus of Attention at SNM
Molecular Insight’s presentation of clinical data on its prostate cancer diagnostic, Trofex, at the Society of Nuclear Medicine Annual Meeting in June, generated substantial industry, as well as national media interest. The Company reported that Trofex demonstrates the potential to rapidly detect prostate cancer in soft tissues and bone, confirming that targeting the extracellular domain of prostate specific membrane antigen (PSMA) is a viable approach for the molecular targeting of this cancer. Trofex has the potential to both detect and, when labeled with a therapeutic isotope, to treat metastatic prostate cancer. With the proof of concept complete, the Company is beginning Phase 1 studies in normal men and biochemical failure patients.
Limber Elected Chairman of the Board
Joseph M. Limber, who has served as a member of the Board of Directors since September 2008, was elected Non-Executive Chairman. Mr. Limber succeeds Anthony F. Martin, Ph.D., who will continue to serve as a Board member. Mr. Limber has 35 years of experience in all aspects of the management and financing of pharmaceutical and biotechnology companies. Currently, he is President and Chief Executive Officer and a Board member of Prometheus Laboratories, Inc., a specialty pharmaceutical and diagnostics company focusing on the identification, stratification, and treatment of gastrointestinal, oncology and autoimmune diseases and disorders.
With the election of Mr. Limber as Non-Executive Chairman, Daniel Frank has relinquished his role as Lead Independent Director. Mr. Frank will continue to serve on the Board, which he joined in 2004. He is Managing Director of Cerberus Capital Management, L.P.
Abdalian Appointed Vice President of Finance, CFO
Molecular Insight President and Chief Executive Officer, Daniel L. Peters announced the appointment of Charles H. (Chuck) Abdalian, Jr., as Vice President of Finance and Chief Financial Officer. Mr. Abdalian is a life sciences executive with over 15 years of leadership in the industry. Mr. Peters said, “Chuck’s breadth of experience in raising capital, forging partnerships and in building value at early- to mid-stage biopharmaceutical companies will be vital as we advance products toward commercialization.” Mr. Abdalian formerly served as Senior Vice President of Finance and Chief Financial Officer at Coley Pharmaceutical Group, Inc., which was acquired by Pfizer, Inc. Mr. Abdalian replaces Donald E. Wallroth, who will be resuming his full-time responsibilities as a Financial Leadership Partner at Tatum, LLC.
Mr. Peters concluded, “The leadership team of Molecular Insight is focused on moving the Company forward into the next stage of development and growth. We are taking the necessary steps to better align corporate and operational strategies and to establish a culture of value creation.”

Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2009 Financial and Operational Results

Conference Call Details
To access the call on August 10, 2009 at 9:00 a.m., dial 1-888-713-4205 (or 1-617-213-4862 for international participants) at least five minutes prior to the start of the call. The participant pass code is 39474437. For one week following the call, an audio replay can be accessed by dialing 1-888-286-8010 (or 1-617-801-6888 for international callers) and using the pass code 77902304.
An audio webcast of the call will also be available in the “Investor Relations” section of the Company’s website, www.molecularinsight.com, where it will be archived.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a Cambridge, Massachusetts-based biopharmaceutical company focused on the discovery and development of targeted molecular imaging and therapeutic radiopharmaceuticals in the emerging field of molecular medicine. These novel radiopharmaceuticals will provide important improvements in disease detection and staging and enable the delivery of radiation therapy to widespread metastatic cancers. The Company has focused the initial applications of its proprietary technologies in the areas of oncology and cardiology. Molecular Insight’s lead diagnostic radiopharmaceutical product candidate, Zemiva™, is being developed for the diagnosis of myocardial ischemia, or insufficient blood flow to the heart, in the acute setting. The Company’s diagnostic candidate, Trofex™, is in development initially for the detection of metastatic prostate cancer. Molecular Insight’s molecular radiotherapeutic product candidates, Azedra™, Onalta™, and Solazed™, are also being developed for the treatment of various types of cancer. In addition, the Company’s discovery efforts continue to identify early-stage candidates — products of its in-house research and development expertise and the application of its proprietary platform technologies. For more information, visit http://www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about our financial performance, our corporate strategy, the development of ZemivaTM, TrofexTM , AzedraTM, OnaltaTM, Solazed™, and our other product candidates, and our four programs in pivotal trials and anticipated regulatory requirements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov/. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com/. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.
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Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2009 Financial and Operational Results

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts and except weighted average shares)

	Three Months Ended		Six Months Ended
	2008	2009	2008	2009
Total revenue — research and development grants	$88	$137	$176	$349

Operating expenses:
Research and development	10,076	7,064	20,118	13,112
General and administrative	6,356	4,689	11,537	9,090

Total operating expenses	16,432	11,753	31,655	22,202

Loss from operations	(16,344)	(11,616)	(31,479)	(21,853)
Total other expenses, net	(4,666)	(5,003)	(9,275)	(10,022)

Net loss	$(21,010)	$(16,619)	$(40,754)	$(31,874)

Basic and diluted net loss per share	$(0.84)	$(0.66)	$(1.63)	$(1.27)

Weighted average shares used to calculate basic and diluted net loss per share	24,972,906	25,176,379	24,963,488	25,138,850
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of	As of
	December 31,	June 30,
	2008	2009
		(Unaudited)
Cash and cash equivalents	$25,495	$17,730
Investments — short	74,181	64,637
Prepaid expenses and other current assets	1,542	2,493

Total current assets	101,218	84,860

Property and equipment — net	5,452	5,280
Debt issuance costs — net	5,897	5,226
Restricted cash	500	500
Investments — long	6,110	—

Total assets	$119,177	$95,866

Current liabilities	$11,613	$8,966
Other long-term liabilities	452	286
Bond payable, net of discount	154,932	165,042

Total liabilities	166,997	174,294
Total stockholders’ deficit	(47,820)	(78,428)

Total liabilities and stockholders’ deficit	$119,177	$95,866

Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2009 Financial and Operational Results

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2008	2009
Net cash used in operating activities	$(30,607)	$(22,911)
Net cash provided by (used in) investing activities	(2,654)	14,670
Net cash provided by financing activities	47	478
Other	(8)	(2)

Net decrease in cash and cash equivalents	(33,222)	(7,765)
Cash and cash equivalents — beginning of period	62,115	25,495

Cash and cash equivalents — end of period	$28,893	$17,730

Short-term Investments — end of period	$94,665	$64,637

Cash, cash equivalents and short-term investments — end of period	$123,558	$82,367

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